Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of our summary reserve report dated January 15, 2026, and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2025, each included in or made part of this Annual Report on Form 10-K of Epsilon Energy Ltd.  We also consent to the incorporation by reference of such report in the Registration Statement on Form S-3 (No. 333-269267) and the Registration Statement on Form S-8 (No. 333-248539), each filed with the U.S. Securities and Exchange Commission.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

J. Zane Meekins, P.E.
Executive Vice President

Fort Worth, Texas

March 27, 2026